EX-99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Bridgeway Funds, Inc. and to the use of our report dated August 27, 2020 on the financial statements and financial highlights of Small Cap Growth Fund and Small Cap Value Fund, each a series of shares of beneficial interest in Bridgeway Funds, Inc. Such financial statements and financial highlights appear in the June 30, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
May 21, 2021